Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO
Cadmus Communications Corporation
(804) 287-5694

Atul Goel
President and COO
KnowledgeWorks Global Limited
+91-22-555-65251

Cadmus Communications Announces Purchase of

Remainder of KnowledgeWorks Global Limited

Richmond, Virginia (April 11, 2006) — Cadmus Communications Corporation (NASDAQ/NM: CDMS) today announced that it has purchased through a subsidiary the remaining 20% of KnowledgeWorks Global Limited (“KGL”) from Datamatics Technologies Limited (“DTL”), which gives the Company 100% ownership of its content services operations in Mumbai and Chennai, India. KGL was formed in 2003 as a joint venture with DTL, a business process outsourcing services provider in India. KGL provides a full range of content processing, content management and related services to scientific, technical and medical (“STM”), scholarly and educational publishers, and other organizations on a global basis.

Bruce V. Thomas, president and chief executive officer of Cadmus, remarked, “We are very excited about the potential for KGL and our ability to continue to grow our services to the STM and education markets through the use of our global content services platform. Our operations in Mumbai and Chennai provide a full range of highly automated content services including copy editing, issue management, composition, SGML/XML processing and data conversion. We felt the time was right to negotiate the termination of the joint venture agreement to provide us with 100% ownership of the operations in India and as we continue to expand our global operations.”

Continuing, Mr. Thomas said, “We are extremely grateful to DTL and to Dr. Lalit Kanodia, founder and chairman of DTL, who has served as a director for KGL, for the relationship that has existed since 2000 and for our partnership in establishing KGL in 2003. We have obtained a great deal of knowledge about conducting business in India and learned from one of the leading business process outsourcing providers in India. We believe entering the market in India through the joint venture with DTL helped us limit our risk, gave us insight into business operations in India, and helped us establish our content services platform in a manner that could quickly and efficiently serve the needs of our customers.”

In August of 2005, Cadmus transferred Atul Goel to Mumbai to serve as President and COO of KGL. Mr. Goel was formerly the senior vice president of Cadmus’ U.S. Production Technology operations and has been instrumental in developing the workflows and systems that link Cadmus and KGL production operations. Mr. Goel will be focused on further integration and standardization of workflows allowing Cadmus to offer both its U.S. and international publishing customers a number of standardized workflows which will optimize the mix of localized service and offshore production that best meets each publisher’s needs. Furthermore, Mr. Goel will continue to guide the growth and development of the KGL team to meet the expanding outsourcing needs of U.S. and international publishers.

“Cadmus…Serving Education, Science, Health”

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

KnowledgeWorks Global Limited (“KGL”) is an Indian-based content services company that is owned by Cadmus Communications Corporation. KGL provides a full range of content processing, content management, XML coding and related services to scholarly, educational, and trade publishers around the world. KGL operates two processing centers in India, Mumbai and Chennai, with employees skilled in major publishing production platforms including XyVision, 3B2, TeX, Quark and InDesign. Additional information about KGL is available at www.kwglobal.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) the impact of price increases for energy and other materials and services affected by higher oil and fuel prices, (4) our ability to grow revenue and market share in the educational market, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) our ability to implement and realize the expected benefits associated with our equipment replacement and consolidation plan, including our ability to successfully complete certain consolidation initiatives and effect other restructuring actions, (10) our ability to operate effectively in markets outside of North America, and (11) our ability to realize the tax benefits associated with certain transactions. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.